Exhibit 99.1

FOR IMMEDIATE RELEASE

JUNE 25, 2013

Contact:                                                                                                Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY RE-ACTIVATES BLACK RUN RAIL TERMINAL

FACILITIES FOR EXPORT OF UTICA SHALE PRODUCTION

Rail Facility Is First in Region to Move Light Oil Condensate to Premium-Priced Markets

DALLAS, June 25, 2013 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today announced that the Partnership has re-activated its Black Run rail loading terminal located in Frazeysburg, Ohio, on the Ohio Central Railroad (OHCR) allowing the export of Utica Shale light oil condensate production. The Black Run facility is a state-of-the-art 20-car rail rack with tracking gangways designed to top load multiple products, including light oil condensate and various grades of crude oil, at a rate of 24,000 barrels per day. The Black Run rail terminal is the first facility to move light oil condensate out of the region to premium-priced refinery and petrochemical markets.

“The re-activation of our Black Run rail facility enables us to offer producer customers in the Utica Shale an immediate midstream solution to export their products to out-of-region markets to maximize value for our customers. We are pleased to be at the forefront of moving product by rail in an area where there is a lack of transloading capabilities,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Our Ohio River Valley assets continue to provide Crosstex with an exceptional growth opportunity as more wells come on line in the Utica Shale.”

The OHCR is a 70-mile short line freight railroad that interchanges with the Columbus and Ohio River Railroad, CSX Transportation, Norfolk Southern, Ohio Southern Railroad and Wheeling and Lake Erie Railway. The Black Run terminal, which is adjacent to the Partnership’s oil gathering pipeline, will leverage the Partnership’s existing tankage and piping, as well as the capabilities of its extensive truck fleet in the Ohio River Valley.

Contact Paul A. Weissgarber, Senior Vice President, Ohio River Valley, at 214-721-9613 or Paul.Weissgarber@crosstexenergy.com for more details about these and other services that the Partnership provides in the Ohio River Valley.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption.  XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet.  XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P., as well as the majority interest in a services company focused on the Utica Shale play in the Ohio River Valley.

This press release contains forward-looking statements. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances.  These statements include, but are not limited to, statements with respect to the capabilities and financial impact of the Black Run rail terminal facility and the Partnership’s and the Corporation’s financial flexibility and prospects.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s or the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. We therefore caution you against relying on any of these forward-looking statements.  The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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